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                                                                   Exhibit 10.38

                              EMPLOYMENT AGREEMENT

        This employment agreement ("Agreement") is made and entered into effective January 12, 2004 by and between Velocity Express, Inc., hereinafter referred to as "the Company" or "Velocity", and Robert B. Lewis, hereinafter referred to as "Employee".

        Article 1. Employment and Term
        1.01. The Company hereby agrees to employ Employee in the capacity of Chief Financial Officer and Employee hereby accepts and agrees to such employment from and after the date of this Agreement, on the terms and conditions of this Agreement. Subject to the termination provisions herein, the term of this Agreement will be for two years from the date hereof and will be renewed only at the discretion of the Company.
        1.02. Employee shall generally have the authority, responsibilities, and perform such duties as are customarily performed by a Chief Financial Officer and senior executive in other or similar businesses as those engaged in by the Company. Employee shall also render such additional services and duties as may be reasonably requested of him from time to time by the Company.
        1.03. Employee shall report to Vincent Wasik, the Company's Chairman and CEO unless otherwise agreed to by Employee and the Company.
        1.04. For purposes of this Agreement, EBITDA shall be defined as set forth in Exhibit C hereto. This definition will remain consistent for the term of the Agreement.

        Article 2. Best Efforts
        2.01. Employee agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of the Company.

        Article 3. Compensation and Benefits
        3.01 Subject to the adjustments provided for herein, Employee will be paid a base salary of Three-Hundred Thousand Dollars ($300,000), pursuant to the Company's normal payroll procedures and dates. Employee's base salary shall be increased to $350,000 in the event that the Company achieves an EBITDA as a percentage of revenue of 5.0% for any fiscal quarter during the term of this Agreement. Any increase in Employee's base salary shall be made consistent with the directions of the Compensation Committee of the Company's Board of Directors.
        3.02 Upon execution of this Agreement, Employee shall be entitled to receive a bonus of $150,000 to be paid in the form of 100,000 shares of the Company's Series I Preferred Stock or other comparable security (initially equal to 1,000,000 shares of common stock). Additionally, upon execution of this agreement, Employee shall be eligible to purchase 200,000 shares of the Company's Series I Preferred Stock or other comparable security (initially equal to 2,000,000 shares of common stock) at an aggregate purchase price of $300,000. Such purchase shall be subject to any required shareholder approvals and shall have Registration Rights for the above referenced securities,

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consistent with those provided for in connection with the private placement of the Company's Series I Convertible Preferred Stock.

        3.03 Cash Bonus. Employee shall be eligible to receive the following cash bonus payments subject to achieving the respective requirements:

        (a) $100,000 annual bonus in the event that the Company achieves an EBITDA, as defined in section 1.04, as a percentage of revenue of 2.5%. This bonus will be $50,000 if the Company achieves EBITDA, as defined in section 1.04, as a percentage of revenue of 2.5% in either of the final two quarters of the Company's fiscal year during the term of this Agreement;
        (b) $200,000 annual bonus in the event that the Company achieves an EBITDA, as defined in section 1.04, as a percentage of revenue of 3.5%. This bonus will be $100,000 if the Company achieves EBITDA, as defined in section 1.04, as a percentage of revenue of 3.5% in either of the final two quarters of the Company's fiscal year during the term of this Agreement;
        (c) $300,000 annual bonus in the event that the Company achieves an EBITDA, as defined in section 1.04, as a percentage of revenue of 5.0%. This bonus will be $150,000 if the Company achieves EBITDA, as defined in section 1.04, in either of the two quarters of the Company's fiscal year during the term of this Agreement.
        (d) If a new bonus plan is not developed and implemented by the Company's Compensation Committee prior to June 30, 2004, the bonus plan set forth in 3.03 (a)-(c) will remain in place for the following fiscal year.
        3.04 During the term of this Agreement, Employee shall be entitled to receive a warrant to purchase up to a total of 2,000,000 shares of the Company's common stock subject to the Company achieving the EBITDA, as defined in section 1.04, targets set forth in Section 304 (a)-(c) below. All warrants will have an exercise price equal to the 20-day trailing average of the Company's common stock as of the date warrant is earned. These warrants will be exercisable for a period of at least ten (10) years from the date they are earned, which is deemed to be the last day of the second consecutive quarter that the EBITDA, as defined in section 1.04, targets where achieved. In addition, these Warrants shall have Registration Rights described in Section 3.02 herein.

        (a) a warrant to purchase 500,000 shares of common stock if the Company achieves an EBITDA as a percentage of revenue of 2.5% for two consecutive fiscal quarters;
        (b) a warrant to purchase an additional 500,000 shares of common stock if the Company achieves an EBITDA as a percentage of revenue of 3.5% for two consecutive fiscal quarters;
        (c) a warrant to purchase an additional 1,000,000 shares of common stock if the Company achieves an EBITDA as a percentage of revenue of 5.0% for two consecutive fiscal quarters;
        3.05. Employee shall be eligible to receive such fringe benefits as are, and may be, made available to other employees of the Company from time to time in the exclusive discretion of the Company's Board of Directors. Such benefits may include, but are not limited to, a medical and dental plan, short-term disability plan, long term disability plan, and a life insurance plan. The

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Company is not obligated to provide or continue any of these benefits and may, without any prior notice, discontinue any benefit already provided or as may be provided in the future, within the exclusive discretion of the Company's Board of Directors.

        Article 4. Vacation and Leave
        4.01. Employee is entitled to four (4) weeks of paid vacation per year consistent with the Company's policy, in addition to the Company's normal holidays. Vacation time will be scheduled taking into account the Employee's duties and obligations at the Company. Sick leave, holiday pay and all other leaves of absence will be in accordance with the Company's stated personnel policies.

        Article 5. Termination
        5.01. Employee may resign his position and terminate his/her employment by giving the Company thirty (30) days written notice of his intention to resign. The Company may, at its option, waive the remaining notice period and terminate Employee immediately without any notice period or severance obligations. If requested by the Company, Employee agrees to cooperate in training his successor until his actual termination. In the event of such resignation, Employee shall receive only that compensation earned through his last day of employment and all or a portion of any bonus due Employee pursuant to any bonus plan or arrangement established prior to termination, to the extent earned or performed based upon the requirements or criteria of such plan or arrangement, as the Board shall in good faith determine. Subject to the thirty
(30) day notice period provide for in this section, Employee may resign his position and be entitled to severance benefits outlined in section 5.05 if the resignation is for "Good Reason", as defined in Exhibit B.
        5.02. The Company may, subject to applicable law, terminate this Agreement by giving Employee two (2) months notice if Employee, due to sickness or injury, is prevented from carrying out his essential job functions for a period of six (6) months or longer. In the event of such termination, Employee shall receive the compensation and benefits provided for in Section 5.05 for the remaining period of the contract but, in no event, for a period longer than one-year or shorter than six-months.
        5.03. Employee's employment and this Agreement will be deemed terminated upon the death of the Employee. In the event of such termination, the Employee's heir(s), as identified on the Employee's life insurance beneficiary card, shall receive only compensation earned through the date of termination provided, however, that Employee, or his estate, shall be entitled to all or a portion of any bonus due Employee pursuant to any bonus plan or arrangement established prior to termination, to the extent earned or performed based upon the requirements or criteria of such plan or arrangement, as the Board shall in good faith determine.
        5.04. Any other provision of this Agreement notwithstanding, the Company may terminate Employee's employment without notice if the termination is based on any of the following events that constitute Cause:

        (a) Any conviction or nolo contendere plea by Employee to a felony or gross misdemeanor, or misdemeanor involving moral turpitude; or

        (b) Any fraud, misappropriations or embezzlement, breach of confidentiality, noncompetition, fiduciary duty or other obligation to Company, by Employee or intentional material damage to the property or business of the Company.

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        In the event of such termination, and not withstanding any contrary provision otherwise stated, Employee shall receive only his base salary earned through the date of termination.

        5.05 During the two (2) year period of this Agreement, if the Company terminates Employee's employment for any reason other than those listed in Sections 5.02, 5.03 or 5.04 above, the Company, its successors or assigns, shall:

        (a) pay Employee as severance pay each month for twelve (12) consecutive months following his termination his monthly base salary in effect at the time of separation, less customary withholdings, in addition to his ordinary benefits, beginning one (1) month after termination; and
        (b) if Employee timely elects to continue his group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, pay on Employee's behalf the premiums for such coverage for the lesser of (i) Severance Period, (ii) such time as Employee's COBRA/continuation rights expire, and (iii) the date on which Employee becomes eligible to participate in any other health and welfare benefit program with comparable benefits; and
        (c) in addition, any bonus will be paid pro rata at the time of termination if the Company has, based upon audited results, achieved the bonus related goals.

        5.06 At the termination of this Agreement, the Company may, in its sole discretion, extend, renew or renegotiate the Agreement. Any such renewal or extension must be in writing. In the event that the Company elects to not renew or extend this Agreement, the Company shall offer to Employee severance for a period of twelve (12) month (the "Severance Option") in exchange for Employee executing a restrictive covenant as set forth in Exhibit A, hereto. If the Company offers, and Employee accepts the Severance Option, the Company will pay the severance benefits set forth in Section 5.05 hereof, beginning one (1) month after termination.
        5.07 Change of Control. In the event of a Change of Control, as defined herein, Employee shall be entitled to resign his position, subject to the limitations and obligations of Section 5.01 hereof, and will be entitled to receive the severance and benefits provided for under Section 5.05 hereof. Immediately preceding a Change of Control, all unvested Warrants will be deemed earned and vested as if all targets were achieved. The strike price of such Warrants not previously vested shall be the 20-day average immediately preceding the Change of Control. In addition a bonus will be paid as though the full year target was earned. Change of Control shall mean that (i) Vincent Wasik shall cease to hold his position as the Company's Chairman of the Board, or (ii) TH Lee Putnam Ventures, and its related entities, shall sell more that twenty percent (20%) of the securities of Velocity Express Corporation owned by it as of the date of this Agreement, or (iii) Employee is required to use as his main office a location outside of Fairfield County Connecticut or Manhattan, New York.

        Article 6. Nondisclosure
        6.01. Except as permitted or directed by the Company or as may be required in the proper discharge of Employee's employment hereunder, Employee shall not, during the Term or at any time thereafter, as defined in section 6.03,divulge, furnish or make accessible to anyone or use in any way

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any confidential, trade secret or proprietary information of the Company, including without limitation, customer lists, customer files or information, planning and financial information, contracts, sales and marketing information, business strategy or opportunities for new or developing business, which Employee has prepared, acquired or become acquainted with during his employment by the Company. Upon termination of Employee's employment for any reason, Employee shall promptly return to the Company all such confidential, trade secret and proprietary information, including all copies thereof, then in Employee's possession, control or influence, whether prepared by Employee or others.
        6.02. The Employee understands and agrees that any violation of this
Article 6 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment.
        6.03. The provisions of this Article 6 shall survive termination of this Agreement and will continue during the period of any severance or termination payments.

        Article 7. Miscellaneous
        7.01. Governing Law. This Agreement shall be governed and construed according to the laws of the State of Connecticut without regard to conflicts of law provisions. The parties further agree that all legal actions hereunder shall only be brought in an appropriate Connecticut court and both parties hereby consent to such exclusive jurisdiction.
        7.02. Successors. This Agreement is personal to Employee and Employee may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person or entity. This Agreement may be assigned by the Company and the Company may require any successors or assigns to expressly assume and agree to perform the Company's obligations under this Agreement.
        7.03. Waiver. The waiver by the Company of the breach or nonperformance of any provision of this Agreement by Employee will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Agreement or any similar agreement with any other employee.
        7.04. Modification. This Agreement supersedes and replaces any and all prior oral or written understandings or agreements, if any, between the parties relating to the subject matter of this Agreement, which are hereby revoked. Additionally, the severance provisions of Article 5 supersede and replace all rights Employee may otherwise have under the Company's regular severance or termination policies. The parties agree that this Agreement (a) is the entire understanding and agreement between the parties and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement. This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

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        IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

                                             Velocity Express, Inc.


                                             By:
                                                  ------------------------------

                                             -----------------------------------
                                             Employee

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                                    Exhibit A

        In the event Employee is offered and accepts the Severance Option under
Article 7.02 of this Agreement, he will sign a restrictive covenant that includes the following terms.

Restrictive Covenants
        The Company and Employee recognize and agree that: (i) Employee has received, and will in the future receive, substantial amounts of highly confidential and proprietary information concerning the Company, its business, customers and employees; (ii) as a consequence of using or associating himself with the Company 's name, goodwill, and reputation, Employee will develop personal and professional relationships with the Company 's current and prospective customers and clients; and (iii) provision for non-competition and non-recruitment obligations by Employee is critical to the Company 's continued economic well-being and protection of the Company 's confidential and proprietary business information. In light of these considerations, this section sets forth the terms and conditions of Employee's obligations of non-competition and non-recruitment during the Term of and subsequent to the termination of this Agreement and/or Employee's employment for any reason.
        Unless the obligation is waived or limited by the Company as set forth herein, Employee agrees that during the term of Employee's employment pursuant to this Agreement and for a period of twelve (12) months following termination of Employee's employment by the Company for which severance is paid, Employee will not directly or indirectly (a) solicit or do competitive business with any person or entity that is or was a customer or vendor of the Company within the twelve (12) months prior to the date of termination, or (b) engage within the North American markets in which the Company engages in business at the time of termination, in any similar or related business activity in competition with the Company 's direct line of business as conducted at the time of Employee's termination. Among all other competitive actions that are likewise restricted, Employee shall not cause or attempt to cause any existing or prospective customer, client or account who then has a relationship with the Company for current or prospective business to divert, terminate, limit or in any adverse manner modify, or fail to enter into any actual or potential business with the Company.
        At its sole option, the Company may, by express written notice to Employee, waive or limit the time and/or geographic area in which Employee cannot engage in competitive activity or the scope of such competitive activity.
        For a period of twelve (12) months following termination of Employee's employment by the Company for which severance is paid, Employee will not initiate or actively participate in any other employer's recruitment or hiring of any of the Company 's employees.
        Employee agrees that breach by him of the provisions of this article will cause the Company irreparable harm that is not fully remedied by monetary damages. In the event of a breach or threatened breach by Employee of the provisions of this article, the Company shall be entitled to an injunction restraining Employee from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Employee. Employee agrees that the Company shall be entitled to recover its costs of litigation and attorney fees incurred in enforcing this Agreement. In the event there is a finding in favor of the Employee, the Company agrees to reimburse

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the Employee for all costs of litigation and attorney's fees incurred in the course of defending or enforcing this Agreement.

        The Employee understands and agrees that any violation of this article while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment.

        The obligations contained in this article shall survive the termination of this Agreement and will continue during the period of any severance or termination payments.

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                                    Exhibit B

"Good Reason" means, without Employee's express written consent, the occurrence of any of the following events:

        (i) the assignment to the Employee of any duties or responsibilities (including reporting responsibilities) that is inconsistent in any material and adverse respect with the Employee's position(s), duties, responsibilities or status with the Company or any material and adverse diminution of such duties or responsibilities (other than temporarily while incapacitated because of physical or mental illness) or (B) a material and adverse change in the Employee's titles or offices (including, if applicable, membership on the Board) with the Company;
        (ii) A reduction by the Company in the Employee's rate of annual base compensation or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as the same may be increased from time to time thereafter;
        (iii) Any requirement by the Company that the Employee use as his primary office an office outside of Fairfield County, Connecticut or Manhattan, New York;
        (iv)    Any material breach of the Agreement by the Company.

Notwithstanding the foregoing, a Good Reason event shall not be deemed to have occurred if the Company cures such action, failure or breach within ten (10) days after receipt of written notice thereof by the given Employee. Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided however, that the Employee must provide notice of termination of employment within ninety
(90) days following Employee's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

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                                    Exhibit C

EBITDA - with respect to any Person for any fiscal period, an amount equal to
(a) consolidated net income of such Person for such period, minus (b) the sum of
(i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains which have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation and amortization) for such period, (v) amortized debt discount for such period, and (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any capital stock, SARs, options, warrants or capital stock equivalents of such Person, in each case of (a), (b) and (c) to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP as modified by the following sentence, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during the then current fiscal year; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

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